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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported) September 25, 1995


                               THE BOSTON BANCORP
             (Exact name of registrant as specified in its charter)

Massachusetts                         0-13795                   04-2850710
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(State or other Jurisdiction     (Commission File             (IRS Employer
  of incorporation)                   Number)               Identification No.)

              460 West Broadway, South Boston, Massachusetts 02127 (Address of principal executive officer) (Zip Code)



       Registrant's telephone number, including area code: (617) 268-2500


                                 Not applicable
         (Former name or former address, if changed since last report)

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ITEM 5.  OTHER EVENTs

         On October 10, 1995, the Boston Bancorp (the "Company") reached an agreement to be acquired by Bank of Boston Corporation. Completion of the transactions contemplated by the acquisition agreement, which was approved by the boards of directors of the Company and its wholly-owned subsidiary, South Boston Savings Bank, remains subject to approval by regulators and the Company's shareholders, completion by the Company of certain specified preclosing transactions and certain other conditions customary in transactions of this nature. Under the terms of the agreement, the Company's shareholders will receive, in a tax-free exchange, shares of Bank of Boston Corporation stock with a value (based on the price of Bank of Boston Corporation stock during a specified period preceding the closing) equal to the Company's adjusted net book value at closing plus an acquisition premium of $40.6 million.

         The preclosing transactions and calculations that will affect book value at closing will include the conversion of most of the Company's $1.6 billion investment portfolio into cash equivalents for reinvestment by Bank of Boston Corporation after the closing, and the sale of the Company's $130 million multifamily and commercial real estate loan portfolio. The adjusted book value will also reflect the recapture of the Company's savings bank tax bad debt reserve, which is expected to reduce adjusted net book value at closing by approximately $11 million.

         Because the consideration to be received by the Company's shareholders will be a function of adjusted net book value at closing, it is not possible to predict the per share value of the transaction with certainty. However, assuming the Company's assets (including its $1.6 billion investment portfolio) retain their current value and assuming the transaction is closed in June 1996, the Company estimates that its shareholders may receive $39.50 to $42.50 per share of Bank of Boston Corporation stock. Actual consideration received by the Company's shareholders may be materially higher or lower than these amounts.

         In conjunction with the parties' signing of the acquisition agreement described above, the Company and Bank of Boston Corporation also entered into a stock option agreement dated October 10, 1995, pursuant to which the Company has granted to Bank of Boston Corporation an option to purchase, subject to adjustment in certain events, up to 1,038,420 authorized but unissued shares of the Company's common stock at $33.00 per share.

         On September 29, 1995, Peter H. Hersey resigned as the Chairman of the Board of Directors, Acting President and Chief Executive Officer of The Boston Bancorp. Mr. Hersey continues to be a director of The Boston Bancorp. Robert E. Lee, a member of the Board of Directors was named the new Chairman, President, and Chief Executive Officer of The Boston Bancorp as well as its principal subsidiary, South Boston Savings Bank.

         On September 25, 1995, Roger H. Doggett resigned as a director of The Boston Bancorp and South Boston Savings Bank, effective immediately. Mr. Doggett resigned for personal reasons, and not because of any disagreement with the registrant on any matter relating to the registrant's operations, policies, or practices. No replacement has been appointed yet to fill the vacancy.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

    (c)  Exhibits  A list of exhibits required is given in the Exhibit Index that precedes the exhibits filed with this report.
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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.


                                       THE BOSTON BANCORP


                                       By:  /s/David L. Smart
                                            -------------------------------
                                               David L. Smart
                                               Vice President and Treasurer


Date:  October 19, 1995
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                                 EXHIBIT INDEX

         The following exhibits are filed with the Current Report on Form 8-K.

                                                                 Sequential Page
Exhibit No.        Description                                       Number
-----------        -----------                                   ---------------
    2a             Agreement and Plan of Reorganization dated October
                   10, 1995 by and between The Boston Bancorp and Bank of Boston Corporation.

    2b             Stock Option Agreement dated October 10,
                   1995 between The Boston Bancorp and Bank of Boston Corporation.

    99a            Press Release re: Acquisition by Bank of Boston
                   Corporation

    99b            Press Release re:Appointment of Robert E.
                   Lee as Chief Executive Officer of The
                   Boston Bancorp.